Exhibit 99.1

CTI BioPharma Receives $15 Million Milestone Payment for TRISENOX®

SEATTLE, Wash., December 4, 2014—CTI BioPharma Corp. (CTI) (NASDAQ and MTA: CTIC) today announced that it has received a $15 million milestone payment from Teva Pharmaceutical Industries Ltd. (Teva) related to the achievement of sales milestones for TRISENOX® (arsenic trioxide). TRISENOX was acquired from CTI by Cephalon, Inc. (Cephalon). Cephalon was subsequently acquired by Teva. The milestone was paid pursuant to an acquisition agreement for TRISENOX entered into with Cephalon under which CTI is eligible to receive up to an additional $80 million in payments upon achievement by Teva of specified sales and development milestones related to TRISENOX.

About CTI BioPharma

CTI BioPharma Corp. (NASDAQ and MTA: CTIC) is a biopharmaceutical company focused on the acquisition, development and commercialization of novel targeted therapies covering a spectrum of blood-related cancers that offer a unique benefit to patients and healthcare providers. CTI has a commercial presence in Europe and a late-stage development pipeline, including pacritinib, CTI’s lead product candidate that is currently being studied in a Phase 3 program for the treatment of patients with myelofibrosis. CTI is headquartered in Seattle, Washington, with offices in London and Milan under the name CTI Life Sciences Limited. For additional information and to sign up for email alerts and get RSS feeds, please visit www.ctibiopharma.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of CTI’s securities. Such statements include, but are not limited to, statements regarding CTI’s expectations with respect to the development of CTI and its product and product candidate portfolio and expectations with respect to potential milestone and royalty payments, including the achievement of Teva of specified sales and development milestones related to TRISENOX. Risks that contribute to the uncertain nature of the forward-looking statements include, among others, risks associated with the biopharmaceutical industry in general and with CTI and its product and product candidate portfolio in particular including, among others, risks associated with the following: that CTI cannot predict or guarantee the pace or geography of enrollment of its clinical trials, that CTI cannot predict or guarantee the commencement or outcome of preclinical and clinical studies, that CTI may not obtain favorable determinations by other regulatory, patent and administrative governmental authorities or will not be in a position to submit regulatory submissions as or when projected, risks related to the costs of developing, producing and selling PIXUVRI, pacritinib and CTI’s other product candidates, and other risks, including, without limitation, competitive factors, technological developments, and that CTI may not achieve previously announced goals and objectives as or when projected as well as other risks listed or described from time to time in CTI’s most recent filings with the SEC on Forms 10-K, 10-Q and 8-K.  Except as required by law, CTI does not intend to update any of the statements in this press release upon further developments.

Source: CTI BioPharma Corp.

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Contacts:

Monique Greer

+1 206-272-4343

mgreer@ctibiopharma.com

Ed Bell

+1 206-282-7100

ebell@ctibiopharma.com

In Europe:  CTI Life Sciences Limited, Milan Branch

Laura Villa

+39 02 94751572

lvilla@cti-lifesciences.com

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